Explanatory Note

The following acceptance form has been sent by UBS Financial Services Inc., a subsidiary of UBS AG, to holders of auction rate securities who are eligible to receive Series C Auction Rate Securities Rights pursuant to the offer described in the prospectus dated October 7, 2008 included as part of the Registration Statement of UBS AG filed on Form F-3 with the Securities and Exchange Commission on October 8, 2008 and who are businesses or corporations (except broker-dealers and banks acting as conduits) with more than $10 million in marketing household assets or total balance sheets of more than $50 million as of August 8, 2008, with accounts at UBS, including but not limited to Regional Institutional Sales, corporate cash, other business/institutional accounts, whose Eligible ARS are in the same UBS account today as on February 13, 2008.

Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-153882 Dated October 10, 2008

UBS Financial Services Inc.

Please complete and sign this form.
We must receive it by November 14, 2008.

Acceptance of UBS’s offer relating to auction rate securities

By signing below and returning this form, I accept UBS’s offer of Rights relating to my Eligible ARS in the account listed below. I understand and acknowledge the following:
•	All Eligible ARS must remain in my UBS account listed below until I exercise my Rights to sell my Eligible ARS to UBS or they are redeemed by the issuer or purchased or sold on my behalf by UBS;
•	I will instruct my UBS Financial Advisor or Branch Manager if and when I want to exercise my Rights and sell my Eligible ARS to UBS during the period of June 30, 2010, through July 2, 2012;
•

The acceptance of UBS’s offer constitutes consent (to the extent legally required) for UBS, acting as principal, to purchase my Eligible ARS or to sell them on my behalf at any time in its sole discretion and without other prior notice to me, from the date that I accept this offer through July 2, 2012;

•	If UBS purchases, sells or otherwise disposes of my Eligible ARS, it will deposit the par value in my account within one business day of settlement of the transaction;
•

I release UBS and its employees/agents from all claims except claims for consequential damages directly or indirectly relating to its marketing and sale of ARS and expressly agree that I will not seek any damages or costs (punitive damages, attorney fees, etc.) other than consequential damages. I also will not serve as a class representative or receive benefits under any class action settlement or investor fund;

•

If the account named below is in the name of a corporation, partnership, trust or other entity, I represent and warrant that I have the power and authority to accept this offer on behalf of that entity.

Mr. T. Jones	Please complete and sign this form. We must receive it by November 14, 2008.
Address Line 1
Address Line 2
Address Line 3	Mail	UBS Financial Services Inc.
Address Line 4		ATTN: ARS Group
Address Line 5		1000 Harbor Boulevard
Weehawken, NJ 07086-9907
Account Number: XX XXXXX
	Fax	+1-201-442-7766

Account owner signature	Date

Additional party signature	Date

Daytime telephone number

If you have questions, please contact your UBS Financial Advisor or Branch Manager at +1-XXX-XXX-XXXX.

Clients outside the U.S. may call +1-201-352-0105 collect.

We kindly request that you do not include comments or questions on this form as it could delay processing of your instructions.

UBS AG has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you make an investment decision, you should read the prospectus in that registration statement and other documents that UBS has filed with the SEC for more complete information about UBS and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by calling UBS’s ARS Client Service Center at +1-800-253-1974.

UBS Financial Services Inc. serves as the clearing firm for UBS International Inc. Accordingly, the information and terms contained in this letter and the accompanying materials are directed to clients of both UBS Financial Services Inc and UBS International Inc.

©2008 UBS Financial Services Inc. All rights reserved. Member SIPC.	1C-ARS0

011200908|U|0534763100|01|01